Exhibit (a)(5)

Offer to Purchase for Cash All Outstanding Shares of Common Stock of

24/7 REAL MEDIA, INC.

at

$11.75 Net Per Share

by

TS TRANSACTION, INC.

an indirect wholly-owned subsidiary of

WPP GROUP PLC

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF WEDNESDAY, JUNE 27, 2007, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated May 31, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time constitute the “Offer”) in connection with the offer by TS Transaction, Inc., a Delaware corporation (the “Purchaser”) and an indirect wholly-owned subsidiary of WPP Group plc (“WPP”), to purchase all the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of 24/7 Real Media, Inc, a Delaware corporation (the “Company”) at a price of $11.75 per Share net to the seller in cash (subject to applicable withholding taxes), without interest.

The purpose of the Offer is for WPP Group plc, through the Purchaser, to acquire control of, and the entire equity interest in, the Company. If the Offer is consummated, and certain conditions are satisfied or waived, the Purchaser will be merged with and into the Company and the Company will be the surviving corporation and an indirect wholly-owned subsidiary of WPP (the “Merger”), pursuant to an Agreement and Plan of Merger, dated May 17, 2007 (the “Merger Agreement”) among Purchaser, WPP and the Company.

We are the holder of record of Shares for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.	The offer price is $11.75 per Share, net to you in cash, without interest, upon the terms and subject to the conditions of the Offer.

2.	The Offer is being made for all outstanding Shares.

3.	The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, at the end of June 27, 2007, unless the Offer is extended.

4.	The Offer is conditioned upon there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares that, together with all Shares directly or indirectly owned by WPP, represents at least a majority of the total number of outstanding Shares on a fully diluted basis (calculated in accordance with the Merger Agreement), as well as various other conditions described in the Offer to Purchase.

5.	The Company’s board of directors has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Company and the holders of Shares, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommended that holders of Shares tender their Shares to the Purchaser pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement.

6.	Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer.

7.	Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by Citibank N.A., the Depositary, of (a) certificates for Shares pursuant to the procedures set forth in Section 2 of the Offer to Purchase, or timely book-entry confirmation with respect to such Shares, (b) the Letter of Transmittal properly completed and duly executed, with any required signature guarantees or in the case of a book entry transfer, an Agent’s Message (as defined in Section 3 of the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates representing Shares or book-entry confirmations are actually received by the Depositary.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

The Purchaser is not aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to any valid statute. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Instructions with respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

24/7 REAL MEDIA, INC.

at

$11.75 Net Per Share

by

TS TRANSACTION, INC.

an indirect wholly-owned subsidiary of

WPP GROUP PLC

The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase, dated May 31, 2007, and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the “Offer”), in connection with the offer by TS Transaction, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of WPP Group plc, to purchase all the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of 24/7 Real Media, Inc.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

NUMBER OF SHARES TO BE TENDERED*

                                                                                                                                                                                                                 Shares

Account Number:

Taxpayer Identification or Social Security Number(s):

Dated:                     , 2007

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

SIGN BELOW:

Signature(s)

Please Type or Print Name(s) Below:

Please Type or Print Address(es) Below:

Please Type or Print Area Code and Telephone Number(s):